EXHIBIT 99.1

IVAX DIAGNOSTICS RELEASES FOURTH QUARTER AND YEAR END RESULTS

Profit Achieved for Fourth Quarter and Full Year of 2004

2004 Net Income Improves $827,000 Over Previous Year

MIAMI—(BUSINESS WIRE)—March 29, 2005—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the year ended December 31, 2004 of $18,933,000, compared to $17,673,000 for the year ended December 31, 2003, an increase of 7%. For full year 2004, net income was $152,000, compared to a net loss of $675,000 for full year 2003, an improvement of $827,000. Net revenues for the fourth quarter 2004 were $4,613,000, compared to $4,395,000 from the same period of the previous year, an increase of 5%. Net income for the fourth quarter of 2004 was $23,000 compared to a net loss of $96,000 for the fourth quarter of 2003.

Giorgio D’Urso, CEO and President of IVAX Diagnostics, said, “For the first time in IVAX Diagnostics’ history, we have been able to achieve profitability for both the fourth quarter and full year results. We expect to continue to grow our business for the long term through a combination of organic growth, acquisitions, and strategic relationships. We have continued to make progress with our new PARSEC™ System project and have recently placed our first system for evaluation testing at a customer site in Europe. We expect to begin placements later this year in the United States and anticipate that this proprietary automated testing system will allow us to improve our market presence in the markets in which we compete. We also expect that it will be a growth vehicle, allowing IVAX Diagnostics to enter new markets and test sectors in which we do not currently compete. The hepatitis market is one of these new targeted markets and we are in the process of transferring to IVAX Diagnostics the previously announced hepatitis technology that is expected to ultimately allow us to manufacture a full panel of hepatitis assays at our facility in Italy. We plan to add these important assays to the testing menu that will be offered in select markets with our PARSEC™ System. As our business model progresses, we expect that our financial results will continue to improve. We are excited about the challenge of transforming IVAX Diagnostics into a major integrated diagnostic company that can generate sustained growth.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman said, “We are very pleased with the ongoing developments at IVAX Diagnostics. The company has established a profitable base from which it can enlarge its diagnostics enterprise. We see the diagnostics sector as an exciting area for future expansion and believe that IVAX Diagnostics is well positioned to capitalize on this opportunity.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 74% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSECTM System, including, without limitation, that the PARSECTM System may not perform as or be available when expected, that the PARSECTM System may not be a factor in the future growth of IVAX Diagnostics or in allowing it to enter new markets or testing sectors, that IVAX Diagnostics may not be successful in its marketing of the PARSECTM System or improving its market presence, and that customers may not integrate the PARSECTM System into their operations as readily as expected; that profitability may not be maintained; that IVAX Diagnostics may not experience internal or external growth; that IVAX Diagnostics may not enter into additional acquisitions or strategic relationships; that IVAX Diagnostics may not be able to manufacture hepatitis assays or add hepatitis assays to the testing menu for the PARSECTM System; that improved financial performance or results may not occur; and that IVAX Diagnostics may not become a major diagnostic company; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Twelve Months
Period Ended December 31,	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$4,612,724	$4,394,756	$18,933,468	$17,673,478
Cost of sales	1,866,444	1,991,329	7,724,076	7,484,578

Gross profit	2,746,280	2,403,427	11,209,392	10,188,900

Operating expenses:
Selling	1,561,071	1,329,650	5,811,803	5,335,702
General and administrative	1,033,658	952,975	4,378,915	4,587,870
Research and development	371,210	301,672	1,333,079	1,296,734

Total operating expenses	2,965,939	2,584,297	11,523,797	11,220,306

Loss from operations	(219,659)	(180,870)	(314,405)	(1,031,406)

Other income:
Interest income	85,664	43,786	223,230	225,556
Other income, net	121,202	65,418	224,775	210,936

Total other income	206,866	109,204	448,005	436,492

Income (loss) before income taxes	(12,793)	(71,666)	133,600	(594,914)

Provision for (benefit from) income taxes	(35,452)	24,719	(18,660)	79,781

Net income (loss)	$22,659	$(96,385)	$152,260	$(674,695)

Basic earnings (loss) per common share	$0.00	$0.00	$0.01	$(0.02)

Diluted earnings (loss) per common share	$0.00	$0.00	$0.01	$(0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,019,829	27,655,905	27,341,043	27,589,908

Diluted	28,099,257	27,655,905	28,542,970	27,589,908

IVAX DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 and 2003

	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents and marketable securities	$12,142,885	$15,464,839
Accounts receivable, net of allowances for doubtful accounts of $3,080,952 and $2,897,833, respectively	7,739,548	6,676,910
Inventories	5,143,611	4,473,062
Other current assets	2,203,473	1,649,360

Total current assets	27,229,517	28,264,171

Property, plant and equipment, net	2,258,818	2,128,029
Goodwill, net	6,632,986	6,683,461
Equipment on lease, net	719,277	1,205,593
Other	73,627	84,240

Total assets	$36,914,225	$38,365,494

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,207,042	$810,694
Accrued expenses and other current liabilities	3,029,820	3,119,941

Total current liabilities	4,236,862	3,930,635

Other long-term liabilities	631,391	471,577

Commitments and contingencies

Shareholders’ Equity:
Common stock, par value $0.01, authorized 50,000,000 shares, issued and outstanding 27,019,829 in 2004 and 27,659,329 in 2003	270,198	276,593
Additional paid-in capital	41,010,041	43,582,346
Accumulated deficit	(8,948,844)	(9,101,104)
Accumulated other comprehensive loss	(285,423)	(794,553)

Total shareholders’ equity	32,045,972	33,963,282

Total liabilities and shareholders’ equity	$36,914,225	$38,365,494

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com